EXHIBIT 99.1

Dennis Raymond Named Chief Lending Officer of American River Bank

SACRAMENTO, Calif., Dec. 07, 2017 (GLOBE NEWSWIRE) -- American River Bank and American River Bankshares (NASDAQ:AMRB) today announce the appointment of Dennis Raymond to the newly created role of Executive Vice President and Chief Lending Officer. Mr. Raymond will oversee the loan production for the Company.

“I am pleased to be joining the American River Bank team,” Raymond said. “The organization has built and maintained strong relationships with the business community. I look forward to continuing that legacy while also leading new development activities.”

Raymond brings more than 25 years of lending experience in California and Nevada markets to his new role. Prior to joining American River Bank, he worked for Farmers & Merchants Bank as Senior Vice President/Market Manager in Sacramento and Irwin Union Bank where he was Senior Vice President/Market President for Sacramento & Reno. While at F&M, he oversaw the Bank’s commercial loan division and led collaborative sales efforts with lending, retail, treasury management, small business and mortgage teams.  Raymond holds a BA in Economics from the University of California at Davis.

“The move to bring a Chief Lending Officer to the team signifies our strong commitment to loan growth,” said David E. Ritchie Jr., President and Chief Executive Officer of American River Bank. “Dennis has demonstrated abilities in key areas we have planned for expansion and his extensive experience brings value to clients, employees and shareholders,” Ritchie continued. “His broad banking background and vast knowledge of commercial lending, credit and management will be a great asset to the Bank.”

Raymond is active in the community, currently holding board positions with Visit Sacramento and the Power Inn Alliance and he serves on leadership committees with the American Heart Association and Sierra Forever Families.

About American River Bankshares
American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (916) 851.0123 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Thompson Dias
Vice President, Marketing
American River Bankshares
916-231-6717